EXHIBIT 2.1

THIS ASSET PURCHASE AGREEMENT (THE “AGREEMENT”) CONTAINS REPRESENTATIONS AND WARRANTIES THAT NEUROMETRIX, INC. (“NEUROMETRIX”), EYETEL IMAGING, INC. (“EYETEL”) AND EYETEL READING CENTER, LLC (“SUBSIDIARY”) MADE TO EACH OTHER.  THESE REPRESENTATIONS AND WARRANTIES WERE MADE ONLY FOR THE PURPOSES OF THE AGREEMENT AND SOLELY FOR THE BENEFIT OF NEUROMETRIX, EYETEL AND SUBSIDIARY AS OF SPECIFIC DATES.  THESE REPRESENTATIONS AND WARRANTIES MAY BE SUBJECT TO IMPORTANT LIMITATIONS AND QUALIFICATIONS AGREED TO BY NEUROMETRIX, EYETEL AND SUBSIDIARY AND INCLUDED IN CONFIDENTIAL DISCLOSURE SCHEDULES PROVIDED BY EYETEL AND SUBSIDIARY TO NEUROMETRIX IN CONNECTION WITH THE SIGNING OF THE AGREEMENT, AND THEREFORE MAY NOT BE COMPLETE.  FURTHERMORE, THESE REPRESENTATIONS AND WARRANTIES MAY HAVE BEEN MADE FOR THE PURPOSES OF ALLOCATING CONTRACTUAL RISK BETWEEN NEUROMETRIX, EYETEL AND SUBSIDIARY INSTEAD OF ESTABLISHING THESE MATTERS AS FACTS, AND MAY OR MAY NOT HAVE BEEN ACCURATE AS OF ANY SPECIFIC DATE AND DO NOT PURPORT TO BE ACCURATE AS OF THE DATE OF THE FILING OF THE AGREEMENT BY NEUROMETRIX WITH THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, YOU SHOULD NOT RELY UPON THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE AGREEMENT AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS, SINCE THEY WERE INTENDED TO BE FOR THE BENEFIT OF, AND TO BE LIMITED TO, NEUROMETRIX, EYETEL AND SUBSIDIARY.

ASSET PURCHASE AGREEMENT

BY AND AMONG

NEUROMETRIX, INC.,

EYETEL IMAGING, INC.

AND

EYETEL READING CENTER, LLC

DATED AS OF DECEMBER 26, 2007

3.27.	Import/Export Compliance	29
3.28.	Accredited Investor	29
3.29.	Adequate Information	30
3.30.	Disclosure	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		30
4.1.	Organization	30
4.2.	Authorization, Validity and Effect of Agreement	30
4.3.	Brokerage	31
4.4.	Stock Consideration	31

ARTICLE V CLOSING DELIVERABLES		31
5.1.	Conditions to Buyer’s Obligation	31
5.2.	Conditions to the Company’s Obligations	33
5.3.	Right to Proceed	33

ARTICLE VI INDEMNIFICATION AND RELATED MATTERS		34
6.1.	Survival of Representations, Warranties, Covenants and Agreements	34
6.2.	Indemnification	34

ARTICLE VII ADDITIONAL AGREEMENTS		36
7.1.	Tax Matters	36
7.2.	Press Releases and Announcements	37
7.3.	Further Assurances	37
7.4.	Specific Performance	37
7.5.	Expenses	37
7.6.	Non-Competition, Non-Solicitation and Confidentiality	37
7.7.	Transitional Assistance	39
7.8.	Financial Information	39
7.9.	Employee and Related Matters	40
7.10.	Payments With Respect to Purchased Assets	41
7.11.	Access to Records; Cooperation	41
7.12.	Waiver	41
7.13.	Bulk Sales Laws	41
7.14.	Insurance Policies	41

ARTICLE VIII MISCELLANEOUS		42
8.1.	Amendment	42
8.2.	Waiver	42
8.3.	Notices	42
8.4.	Binding Agreement; Assignment	43
8.5.	Severability	43
8.6.	Construction	43
8.7.	Captions	43
8.8.	Entire Agreement	43
8.9.	Counterparts	44
8.10.	Governing Law	44

8.11.	Parties in Interest	44
8.12.	Consent to Jurisdiction	44
8.13.	Delivery by Facsimile	44

INDEX OF EXHIBITS

Exhibit A	Form of Local Transfer Documents
Exhibit B	Form of Trademark Assignment
Exhibit C	Form of Release
Exhibit D	Form of Registration Rights Agreement

INDEX OF SCHEDULES

Schedule 2.1(a)(v)	Assumed Leases
Schedule 2.1(a)(vii)	Purchased Personal Property
Schedule 2.1(a)(ix)	Purchased Contracts
Schedule 2.1(a)(xii)	FDA Permits
Schedule 2.1(a)(xviii)	Purchased Certificates of Deposits
Schedule 2.1(a)(xix)	Refunds
Schedule 2.1(b)(iv)	Excluded Contracts
Schedule 2.1(b)(vi)	Excluded Cash
Schedule 2.1(b)(vii)	Excluded Securities
Schedule 2.2(a)(i)	Assumed Liabilities
Schedule 2.2(a)(ii)	Assumed Accounts Payable
Schedule 2.2(a)(iii)	Assumed Fees
Schedule 2.2(a)(iv)	Employee Payments
Schedule 2.2(a)(v)	Assumed Stock Payments
Schedule 2.3(a)(i)	Cash Consideration
Schedule 2.3(a)(ii)	Stock Consideration
Schedule 3.2	Organization and Corporate Power; Capitalization
Schedule 3.4	Sufficiency of Assets; Inventory
Schedule 3.6	Absence of Conflicts
Schedule 3.7	Financial Statements
Schedule 3.8	Absence of Undisclosed Liabilities
Schedule 3.9	Absence of Certain Developments
Schedule 3.10(b)	Real Property Leases and Subleases
Schedule 3.10(c)	Personal Property
Schedule 3.10(d)	Condition of Leases Properties
Schedule 3.11	Taxes
Schedule 3.12	Contracts and Commitments
Schedule 3.13	Intellectual Property
Schedule 3.14	Litigation; Proceedings
Schedule 3.16	Permits
Schedule 3.17	Employees
Schedule 3.18	Employee Benefit Plans
Schedule 3.19	Insurance
Schedule 3.20	Customers and Suppliers
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Compliance with Laws
Schedule 3.24	Powers of Attorney
Schedule 3.25	Product Warranties

v

Schedule 5.1(l)	Payoff Letters
Schedule 5.1(m)	Releases
Schedule 7.9(a)	Transferred Employees

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 26, 2007, by and among EyeTel Imaging, Inc., a Delaware corporation (the “Company”), EyeTel Reading Center, LLC, a Maryland limited liability company and wholly-owned subsidiary of the Company (the “Subsidiary”), and NeuroMetrix, Inc., a Delaware corporation (“Buyer”).  The Company, the Subsidiary and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.”  Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.

WHEREAS, the Company and the Subsidiary are engaged in the business of designing, developing, and commercializing proprietary technology and services that help physicians to diagnose the leading causes of preventable blindness:  age-related macular degeneration, glaucoma and diabetic retinopathy (the “Business”); and

WHEREAS, Buyer desires to acquire from the Company and the Subsidiary, and the Company and the Subsidiary desire to sell to Buyer, substantially all of the assets of the Company and the Subsidiary.  The purchase and sale of the Purchased Assets (as defined below) will be accomplished by direct purchase, sale and conveyance of the assets specified herein upon the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.          Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Boston, Massachusetts.

“Buyer Common Stock” means common stock, par value $0.0001 per share, of Buyer.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of its assets are bound.

“Environmental Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases) and (ix) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Company or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case, that affects a Purchased Asset.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets or liabilities (including contingent liabilities), prospects, results of operations or the condition (financial or otherwise) of the business or the Company or the ability of Buyer to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

“Purchase Price” means (a) $300,000 in cash (the “Cash Consideration”) and (b) 1,044,023 shares of Buyer Common Stock (the “Stock Consideration”).

“Release” shall have the meaning set forth in CERCLA.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or similar tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and any other agreement contemplated hereby to which the Company or Buyer is a party.

1.2.          Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Agreement	Preamble
Assumed Liabilities	2.2(a)
Business	Preamble
Buyer	Preamble
Buyer Parties	6.2(a)
Closing	2.4(a)
Closing Date	2.4(a)
Closing Transactions	2.4(b)
Company	Preamble
Company Contracts	3.12(b)
Company Copyrights	3.13(a)
Company Intellectual Property Assets	3.13(c)(i)
Company Marks	3.13(a)
Company Parties	6.2(b)
Company Patents	3.13(a)
Company Trade Secrets	3.13(b)(ix)
Confidential Information	7.6(c)
Contingent Workers	3.17(a)
Copyrights	3.13(c)(ii)
Customers or Business Relations	7.7
Employee Program	3.18(f)(i)
Employer	7.9(a)
ERISA Affiliate	3.18(f)(iii)
Excluded Assets	2.1(b)
Excluded Contracts	2.1(b)(iv)
Excluded Information	3.29
Excluded Liabilities	2.2(b)
FDA	2.1(a)(xii)
FDCA	2.1(a)(xii)
Financial Statements	3.7(a)
Indemnified Party	6.2(c)
Indemnifying Party	6.2(c)
Insiders	3.21
Intellectual Property Assets	3.13(c)(ii)
Latest Balance Sheet	3.7(a)
Leased Properties	3.10(b)
Legal Request	7.6(c)
Licenses In	3.13(a)
Licenses Out	3.13(a)
Local Transfer Documents	2.5
Loss	6.2(a)
Losses	6.2(a)
maintains	3.18(f)(ii)

Marks	3.13(c)(ii)
Multiemployer Plan	3.18(f)(iv)
Non-Compete Period	7.6(a)
Non-Transferred Employees	7.9(a)
Parties	Preamble
Party	Preamble
Patents	3.13(c)(ii)
Permits	3.16(a)
Products	3.13(b)
Purchased Contracts	2.1(a)(ix)
Purchased Assets	2.1(a)
SEC	3.28
Social Security Act	3.16(d)
Stock Recipients	2.3
Subsidiary	Preamble
Surviving Articles	6.1
Third Party IP Assets	3.13(b)(v)
Trade Secrets	3.13(c)(ii)
Transferred Employees	7.9(a)
Union	3.17(b)

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1.          Purchase of Assets.

(a)           On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase, and the Company and the Subsidiary shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens by appropriate instruments of conveyance reasonably satisfactory to Buyer, all assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by the Company or the Subsidiary, whether tangible, intangible, real or personal and wherever located, including, without limitation, all of the following assets, but excluding all Excluded Assets (the “Purchased Assets”):

(i)            the Business as a going concern;

(ii)           the goodwill of the Company and the Subsidiary;

(iii)          all billed and unbilled accounts receivable and all correspondence with respect thereto, including, without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

(iv)          all prepayments, prepaid expenses and other assets;

(v)           all interests in leased or subleased real estate listed on Schedule 2.1(a)(v);

(vi)          all inventories, work in progress and supplies;

(vii)         all machinery, equipment, spare parts and supplies, computers and all related equipment and fixtures and all other tangible personal property, including, but not limited to, machinery, equipment, spare parts and supplies, computers and all related equipment and fixtures and all other tangible personal property set forth on Schedule 2.1(a)(vii);

(viii)        all furniture;

(ix)           all rights existing under all Contracts (except Excluded Contracts) to which the Company or the Subsidiary is a party (collectively, the “Purchased Contracts”), including, without limitation, each Contract set forth on Schedule 2.1(a)(ix);

(x)            all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, manufacturers and agents;

(xi)           all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(xii)          all Permits and applications therefor (including, without limitation, all submissions made and clearances obtained under Section 510(k) of the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), and all related correspondence or records of communication with the United States Food and Drug Administration (the “FDA”) before and after clearance, and all other similar regulatory submissions, permits, approvals, orders and related clinical and non-clinical data supporting the marketing of the product), including, without limitation, those listed on Schedule 2.1(a)(xii);

(xiii)         all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(xiv)        except as provided in Section 2.1(b)(ii) below and to the extent they relate to Excluded Assets or Excluded Liabilities, all books, records, ledgers, files, documents, correspondence, lists, studies, reports, promotional and marketing materials, and other printed or written materials;

(xv)         except as prohibited by applicable law, all personnel and other records related to the Transferred Employees;

(xvi)        all Company Intellectual Property Assets, including, without limitation, the Products;

(xvii)       all rights of the Company or the Subsidiary under any confidentiality, non-competition, invention or similar agreements with current or former employees and independent contractors who provided services to the Company or the Subsidiary and/or participated in the development of the Company Intellectual Property Assets included in the Purchased Assets;

(xviii)      all certificates of deposit listed on Schedule 2.1(a)(xviii);

(xix)         all refunds from insurance policies listed on Schedule 2.1(a)(xix), which insurance policies shall be canceled by the Company at the Closing; and

(xx)          all other assets of any kind or nature of the Company or the Subsidiary, other than the Excluded Assets.

(b)           Excluded Assets.  Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets conveyed hereby:

(i)            the Company’s and the Subsidiary’s rights under or pursuant to this Agreement and the other Transaction Documents;

(ii)           the Company’s and the Subsidiary’s general ledger, accounting records, minute books, statutory books and corporate seal (provided that Buyer shall be given copies of the general ledger, accounting records and minute books as such documents exist as of the Closing Date);

(iii)          the Company’s and the Subsidiary’s personnel records and any other records that the Company or the Subsidiary is required by law to retain in its possession (provided that Buyer shall be given copies of the personnel records and any other records that the Company or the Subsidiary is required by law to retain in its possession as such documents exist as of the Closing Date);

(iv)          all rights existing under each Contract set forth on Schedule 2.1(b)(iv) (collectively, the “Excluded Contracts”);

(v)           all cash, cash equivalents and other securities held under or with respect to or in connection with any Employee Plan or employee benefit plan of the Company or the Subsidiary;

(vi)          all cash, cash equivalents and cash held in escrow described on Schedule 2.1(b)(vi); and

(vii)         all securities held by the Company or the Subsidiary described on Schedule 2.1(b)(vii).

2.2.          Assumed Liabilities; Excluded Liabilities.

(a)           At the Closing, Buyer shall assume and shall agree to pay, defend, discharge and perform as and when due and performable by appropriate instruments in a form reasonably satisfactory to the Parties only the following specific Liabilities of the Company, except to the extent that any of the following constitute Excluded Liabilities:

(i)            all Liabilities of the Company under each Purchased Contract listed on Schedule 2.1(a)(ix) (other than (A) Liabilities attributable to any failure or alleged failure by the Company to comply with the terms thereof prior to the Closing (other than Liabilities arising under a Purchased Contract entered into in the ordinary course of business and relating to on-going service,  warranty and other similar obligations of the Company that do not otherwise constitute Excluded Liabilities) or (B) Liabilities of the Company under each Excluded Contract) and up to an aggregate additional $30,000 for amounts due under the Purchased Contracts that are not set forth on Schedule 2.1(a)(ix);

(ii)           all accounts payable incurred by the Company, but only to the Persons and in the amounts listed on Schedule 2.2(a)(ii) and up to an aggregate additional $30,000 of other accounts payable incurred in the ordinary course of business and not set forth on Schedule 2.2(a)(ii);

(iii)          the fees payable by the Company to Vintage Filings, LLC and Fulbright & Jaworski L.L.P. in amounts not to exceed the amounts listed on Schedule 2.2(a)(iii);

(iv)          amounts payable to employees of the Company for accrued vacation time not to exceed the amounts listed on Schedule 2.2(a)(iv); and

(v)           the obligation of the Company to issue shares of Buyer Common Stock to the Persons and in the amounts listed on Schedule 2.2(a)(v) pursuant to, and subject to the satisfaction of the conditions described in that certain Second Amendment to Note and Warrant Purchase Agreement and Promissory Notes, dated as of December 21, 2007 by and between the Company and the noteholders party thereto, which obligation of the Company to issue such shares shall not, notwithstanding anything to the contrary herein, constitute an Excluded Liability.

All of the Liabilities specifically described above in this Section 2.2(a) are individually and collectively referred to as the “Assumed Liabilities.”  The assumption of Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under Contracts or other arrangements with Buyer or the Company, and nothing herein shall prevent any Party from, in good faith, contesting with any third party any of said liabilities or obligations, except that Buyer shall have no right to contest the amount of Liabilities assumed pursuant to Section 2.2(a)(iii).  For the avoidance of doubt, the accrued liabilities listed on Schedule 2.2(a)(i) shall constitute either Assumed Liabilities or obligations of the Buyer pursuant to Article VII and shall not constitute Excluded Liabilities.

(b)           Excluded Liabilities.  The Company shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any Liabilities of the Company as of the Closing other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation:

(i)            all Liabilities relating to or arising out of the Excluded Assets;

(ii)           all Liabilities relating to or arising out of any product and professional liability claims, administrative, civil or criminal investigations, subpoenas, suits, claims, or other actions by federal, state, or local governments, or other similar claims arising prior to the Closing Date in respect of products sold or services rendered by the Company prior to the Closing Date;

(iii)          all Liabilities pursuant to Environmental Requirements arising from or related to any action, event, circumstance or condition related to the Company or the Business, in each case occurring or existing on or prior to the Closing; and

(iv)          all Liabilities relating to or arising out of any Employee Program or other employee benefit plan of the Company or any ERISA Affiliate, except to the extent provided in Section 7.9 and except for any amounts payable for accrued vacation time assumed by the Buyer pursuant to the terms and provisions of Section 2.2(a)(iv).

The Company hereby acknowledges and agrees that except for the Assumed Liabilities, Buyer is not assuming or becoming liable for any of the Company’s liabilities or obligations, and the Company shall remain exclusively liable for all of the Excluded Liabilities.

2.3.          Purchase Price.  On and subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall, and the Company hereby directs Buyer to, (a) pay the Purchase Price by delivery of (i) cash in the amount of the Cash Consideration, payable by wire transfer of immediately available funds to the Persons and in the amounts listed on Schedule 2.3(a)(i) and (ii) deliver the Stock Consideration to the Persons and in the amounts listed on Schedule 2.3(a)(ii) (the “Stock Recipients”); (b) assume the Assumed Liabilities and (c) pay Vintage Filings, LLC and Fulbright & Jaworski L.L.P. the amounts listed on Schedule 2.2(a)(iii).

2.4.          Closing Transactions.

(a)           Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, at 10:00 a.m., Boston time, as of the date hereof or at such other place or at such other time or on such other date as may be mutually agreeable to Buyer and the Company.  The date of the Closing is herein referred to as the “Closing Date.”

(b)           Closing Transactions.  Subject to the conditions set forth in this Agreement, the Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i)            The Company shall deliver to Buyer the Purchased Assets;

(ii)           Buyer shall deliver the consideration specified in Section 2.3 in accordance with the terms thereof in exchange for the transfer to Buyer of the Purchased Assets, and Buyer shall assume the Assumed Liabilities;

(iii)          Buyer shall pay to Vintage Filings, LLC and Fulbright & Jaworski L.L.P. the amounts listed on Schedule 2.2(a)(iii); and

(iv)          The Parties shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article V.

2.5.          Local Transfer Documents.

(a)           Each of the Company and the Subsidiary, on the one hand, and Buyer, on the other hand, shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, or cause their respective Affiliates to enter into, on the Closing Date, separate bills of sale and assignment and assumption agreements (the “Local Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer.  Such individual Local Transfer Documents will be used merely to memorialize the transfer of particular assets to, and the assumption of liabilities by, Buyer.

(b)           The Local Transfer Documents shall be in substantially the form attached hereto as Exhibit A, with such modifications as are necessary and appropriate as a result of differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement.

(c)           In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Local Transfer Document, the terms and conditions of this Agreement shall prevail.

2.6.          No Withholding.  The parties agree that there will be no withholding Taxes or other amounts required under the Code or any applicable laws, regulations or administrative requirements.

2.7.          Allocation.  To the extent such allocation is required to be made by law as a result of Buyer’s acquisition of the Purchased Assets, Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Company.  Buyer shall deliver such allocation to the Company within 60 days after the Closing Date.  Buyer and the Company and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer.  The Company shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.  Neither Buyer nor the Company shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SUBSIDIARY

On or prior to the date hereof, the Company has delivered to Buyer the schedules referenced in this Article III, arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained herein and setting forth, among other things, items of disclosure that are necessary or appropriate either in response to a disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III.  Capitalized terms used in the schedules but not defined therein shall have the meanings assigned to such terms in this Agreement.

3.1.          Making of Representations and Warranties.  As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III.

3.2.          Organization; Power; Capitalization.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Other than as set forth on Schedule 3.2(a), the Company is qualified to do business in every jurisdiction in which such qualification is necessary.  All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.2(a).  The Company has full corporate power and authority to own and operate its properties and to carry on its business as currently conducted and proposed to be conducted.  The Company has delivered to Buyer correct and complete copies of the certificate of incorporation and bylaws for the Company (as amended to date).  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for the Company are correct and complete, and contain copies of all organizational documents and actions taken by the Company’s board of directors (and any committees thereof) and stockholders.  The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

(b)           The capitalization of the Company is set forth in Schedule 3.2(b).  All of the issued and outstanding shares of the Company are duly and validly authorized, issued, fully paid and nonassessable.  Except as set forth in Schedule 3.2(b), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of any class or other equity interests of the Company.  None of the Company’s capital stock has been issued in violation of any applicable law.

(c)           The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland.  The Subsidiary is qualified to do business in every jurisdiction in which such qualification is necessary.  The Subsidiary has full limited liability company power and authority to own and operate its properties and to carry on its business as currently conducted and proposed to be conducted.

3.3.          Authorization of Transactions.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform each of its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and all other Transaction Documents to which the Company is a party and the consummation of the transaction contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and its stockholders.  No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Transaction Documents to which the Company is a party have been or, as of the Closing, will be duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)           The Subsidiary has full limited liability power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform each of its obligations hereunder and thereunder.  The execution and delivery by the Subsidiary of this Agreement and all other Transaction Documents to which the Subsidiary is a party and the consummation of the transaction contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Subsidiary and its members.  No other limited liability company proceedings on the part of the Subsidiary are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Transaction Documents to which the Subsidiary is a party have been or, as of the Closing, will be duly executed and delivered by the Subsidiary and constitute the valid and binding agreements of the Subsidiary, enforceable against the Subsidiary in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.4.          Sufficiency of Assets; Inventory.  The Purchased Assets (including, without limitation, the Company Intellectual Property Assets, the Products and the Purchased Contracts being transferred to Buyer pursuant to this Agreement) and the Excluded Assets constitute all the assets and services used by the Company in operating its business as it is currently operated by the Company.  The Purchased Assets will enable Buyer to operate the Business after the Closing in the same manner as operated by the Company prior to the Closing.  All of the inventory consists of goods of merchantable quality that are usable or saleable in the ordinary course of the Company’s business.  Except as set forth on Schedule 3.4, all of the inventory is located on the Leased Properties.

3.5.          Subsidiaries.  Except for the Subsidiary, the Company does not control, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company does not own any shares of capital stock or any other securities of any other Person.  The Subsidiary does not own any assets or have any Liabilities.

3.6.          Absence of Conflicts.  Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or court or administrative or other governmental body or agency, under (i) the provisions of the certificate of incorporation or bylaws of the Company, (ii) any Contract, (iii) any Permit, (iv) any law, statute, rule or regulation to which the Company is subject or (v) any judgment, order or decree to which the Company is subject.

3.7.          Financial Statements.  The Company has delivered to Buyer, and attached hereto as Schedule 3.7: (a) the Company’s audited balance sheets as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related statement of operations, stockholders’ equity and cash flows for the respective fiscal years then ended, together with the notes thereto; (b) the Company’s unaudited balance sheet as of June 30, 2007 and the related consolidated statement of operations, stockholders’ equity and cash flows for the six-month period then ended; and (c) the Company’s unaudited balance sheet as of October 31, 2007 (the “Latest Balance Sheet”) and the Company’s unaudited statement of operations for the ten months ended October 31, 2007.  The foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) present fairly in all material respects the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein, and except as set forth on Schedule 3.7, have been prepared in accordance with GAAP, subject in the case of the interim Financial Statements to changes resulting from normal year-end adjustments and the absence of footnote disclosure.

3.8.          Absence of Undisclosed Liabilities.  The Company has no Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, including Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) Liabilities under Contracts described in Schedule 3.12 or 3.13 or under Contracts which are not required to be disclosed thereon (but not Liabilities for breaches thereof or for payment of any amount thereunder arising prior to the Closing), (b) Liabilities reflected on the face of the Latest Balance Sheet and (c) Liabilities listed under Schedule 2.2(a)(ii), 2.2(a)(iii) or 2.2(a)(iv) and (iv) Liabilities disclosed on Schedule 3.8.

3.9.          Absence of Certain Developments.  Except as set forth in Schedule 3.9 and except as expressly contemplated by this Agreement, since December 31, 2006, the Company has conducted its business only in the ordinary course of business consistent with past practice and the Company has not:

(a)           suffered any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate to its assets, whether or not covered by insurance;

(b)           redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(c)           issued, sold or transferred any notes, bonds or other debt securities;

(d)           borrowed any amount or incurred or become subject to any Indebtedness;

(e)           sold, leased, assigned or transferred (including, without limitation, transfers to any Insider) any of its tangible or intangible assets (except for sales of inventory in the ordinary course of business consistent with past practice to unaffiliated third Persons on an arm’s length basis), or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

(f)            except as contemplated hereby, waived, canceled, compromised or released any rights or claims of material value, whether or not in the ordinary course of business;

(g)           except as contemplated hereby, terminated any material Contract or entered into any other material transaction or materially changed any business practice;

(h)           made any other change in employment terms for any of its directors, officers, or employees outside the ordinary course of business or entered into any transaction with any Insider that would be required to be disclosed under Item 404 of the Securities and Exchange Commission Regulation S-K if the Company were subject to such reporting requirements;

(i)            made any material change in its accounting principles, policies and practices, except for any such change required by reason of a concurrent change in GAAP;

(j)            made any capital expenditures that aggregate in excess of $10,000;

(k)           made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the ordinary course of business consistent with past practice;

(l)            except as contemplated hereby, changed or authorized any change in its certificate of incorporation, bylaws or other governing or organizational documents;

(m)          instituted or settled any claim or lawsuit for an amount involving in excess of $10,000 in the aggregate or involving equitable or injunctive relief;

(n)           granted any performance guarantee or product warranty to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Buyer;

(o)           acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(p)           committed or agreed to any of the foregoing.

3.10.        Title to Properties.

(a)           The Company does not own any real property.

(b)           The real property leases and subleases described in Schedule 3.10(b) are valid, binding, enforceable and in full force and effect and have not been modified (except as contemplated by this Agreement), and the Company holds a valid and existing leasehold interest under such leases or subleases for the term set forth in Schedule 3.10(b).  The leases and subleases described in Schedule 3.10(b) (the “Leased Properties”) constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property.  The Company has delivered to Buyer complete and accurate copies of each of the leases or subleases described in Schedule 3.10(b).  The Leased Properties constitute all of the real property used or occupied by the Company.  With respect to each lease and sublease listed on Schedule 3.10(b), except as set forth on Schedule 3.10(b):

(i)            the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(ii)           neither the Company nor, to the knowledge of the Company, any other party to the lease or sublease is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

(iii)          no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(iv)          the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold; and

(v)           to the knowledge of the Company, all buildings, improvements or other property leased or subleased thereunder have received all approvals of governmental authorities required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

(c)           Except as set forth on Schedule 3.10(c), the Company owns good and marketable title to free and clear of all Liens, all of the personal property and assets included in the Purchased Assets.

(d)           Except as set forth on Schedule 3.10(d), the machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon the Leased Properties or used in connection with the Business are operated in conformity in all material respects with all applicable laws and regulations, are in good condition and repair, except for reasonable wear and tear not caused by neglect excepted, and are usable in the ordinary course of business of the Company.

3.11.        Taxes.

(a)           Except as set forth in Schedule 3.11, (i) the Company has timely filed or shall timely file all Tax Returns (including, but not limited to, sales, payroll and information returns) which are required to be filed on or before the Closing Date, and all such Tax Returns are true, correct and complete, (ii) all Taxes (including, but not limited to, sales, payroll and information taxes) due and payable by the Company, whether or not shown on a Tax Return, have been paid or shall be paid by the Company on or before the Closing Date, and no Taxes are delinquent, (iii) with respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Company has only incurred Liabilities for Taxes in the ordinary course of business and in a manner and at a level consistent with prior periods, (iv) the Company is not a party to any Tax allocation, indemnification or sharing arrangement, (v) there are no Liens for Taxes upon any of the Purchased Assets, (vi) no deficiency for any amount of Tax has been asserted in writing (or, to the Company’s knowledge, been asserted orally) or assessed by a taxing authority against the Company nor does the Company reasonably expect that any such assertion or assessment of Tax liability will be made and the Company has no outstanding claims for any Tax refunds, (vii) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes and, to the knowledge of the Company, no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding Taxes, (viii) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension remains in effect, (ix) the Company has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was the Company), (x) no written (or, to the Company’s knowledge, oral) claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Taxes assessed by such jurisdiction, (xi) the Company has no Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise, (xii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and (xiii) the Company has not participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).  Schedule 3.11 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company has filed Tax Returns since December 31, 2003.

(b)           The Company has no potential liability for any Tax under Section 1374 of the Code.  The Company has not, to the best of its knowledge, in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(c)           The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d)           No director, officer or employee of the Company responsible for Tax matters reasonably expects any governmental authority to assess any additional Taxes for any period for which Tax returns or reports have been filed.

3.12.        Contracts and Commitments.

(a)           Except as set forth in Schedule 3.12(a) or Schedule 3.13, the Company is not a party to or bound by, whether written or oral, any:

(i)            collective bargaining agreement or Contract with any labor union or any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization, insurance or similar plan or practice, whether formal or informal;

(ii)           Contract for the employment of any officer, individual employee or other Person on a full-time or part-time, consulting or independent contractor basis or any severance agreements or change-of-control agreements;

(iii)          Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

(iv)          Contracts with respect to the lending or investing of funds;

(v)           license or royalty Contracts or management, consulting, advisory or sales representation contracts;

(vi)          guaranty of any obligation, other than endorsements made for collection;

(vii)         Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of $10,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii)        Contract or group of related Contracts with the same party for the purchase of supplies, products or other personal property or for the receipt of services which involves a sum in excess of $10,000;

(ix)           Contract with any customer of the Business for the sale of any products or services of the Company;

(x)            Contract or group of related Contracts with the same party not terminable by the Company on 30 days or less notice without penalties;

(xi)           Contracts relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

(xii)          Contract limiting the freedom of the Company or that would limit the freedom of Buyer or any of its Affiliates after the Closing Date to freely engage in any line of business or with any Person anywhere in the world;

(xiii)         Contract relating to the manufacturing, distribution, marketing, advertising or sales of the Company’s products and/or services;

(xiv)        Contracts pursuant to which the Company subcontracts work to third parties;

(xv)         Contract pursuant to which the Company agreed to provide “most favored nation” pricing or other terms and conditions to any Person with respect to the Company’s sale, distribution, license or support of any products or services;

(xvi)        Contract with a governmental authority, body or agency;

(xvii)       Contract relating to the acquisition or sale of the Company’s businesses or assets (or any material portion thereof); or

(xviii)      other Contract material to the Company.

(b)           The Contracts required to be disclosed on Schedule 3.12(a) and Schedule 3.13 attached hereto are referred to herein as the “Company Contracts.”  The Company has delivered or made available to Buyer true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.12(a) or 3.13).  Schedule 3.12(a) contains an accurate and complete description of all material terms of all oral Contracts referred to therein.  Except as disclosed in Schedule 3.12(b), (i) no Company Contract has been canceled or, to the Company’s knowledge, breached by the other party, (ii) since December 31, 2006, no customer, supplier, manufacturer or distributor has indicated in writing or orally to the Company that it shall stop or materially decrease the rate of business done with the Company or that it desires to renegotiate its Contract with the Company, (iii) the Company has performed all the obligations required to be performed by it in connection with the Company Contracts and is not in default under or in breach of any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in such a default or breach thereunder and (iv) to the Company’s knowledge, each Company Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

(c)           The Company has not used any name or names under which it has invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth on Schedule 3.12(c).

3.13.        Intellectual Property.

(a)           Schedule 3.13(a) contains a complete and accurate list of all (i) Patents owned by, or exclusively licensed to, the Company (“Company Patents”), registered and material unregistered Marks owned by, or exclusively licensed to, the Company (“Company Marks”) and registered Copyrights owned by, or exclusively licensed to, the Company (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets (“Licenses In”) (other than commercial off the shelf software which is made available for a total cost of less than $10,000), and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets, other than customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Buyer (“Licenses Out”).

(b)           Except as set forth on Schedule 3.13(b):

(i)            with respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business and (B) licensed to the Company by a third party (other than commercial off the shelf software which is made available for a total cost of less than $10,000), the Company possesses exclusive, adequate and enforceable rights to such Company Intellectual Property Assets as necessary for the operation of the Business; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens;

(ii)           all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable;

(iii)          none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;

(iv)          the Company does not own any Patents and, to the knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent;

(v)           there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation of the Business or manufacture, sale, offer for sale, importation, and/or use of any products (including, without limitation, software in source and object code form) and/or services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company, including, without limitation, the DigiScope® product (the “Products”) infringes or violates (or in the past six (6) years infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past six (6) years constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi)          neither the operation of the Business, nor any activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Product infringes, misappropriates or violates (or in the past six (6) years infringed or violated) (A) any Third Party IP Asset, other than the rights of any person or entity under any patent, or the subject matter of any Third Party Asset and (B) to the knowledge of the Company, the rights of any person or entity under any Patent;

(vii)         all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto; in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(viii)        to the knowledge of the Company, (A) there is no, nor has there been any in the past six (6) years, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been any in the past six (6) years, misappropriation by any person or entity of any of the Company Intellectual Property Assets or the subject matter thereof;

(ix)           the Company has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets owned by the Company that are not generally known in the Company’s industry and that provide the Company with a material competitive advantage (the “Company Trade Secrets”);

(x)            (A) the Company has not granted any current or contingent rights, licenses or interests in or to the source code of the Products, and (B) since the Company developed the source code of the Products, the Company has not provided or disclosed the source code of the Products to any Person;

(xi)           the Products perform in accordance with their documented specifications and as the Company has warranted to its customers;

(xii)          the Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices intentionally created that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company or any customer, licensee or recipient;

(xiii)         none of the Products contain, incorporate, link or call to or otherwise use any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to, any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) in a manner that would obligate the Company to disclose, make available, offer or deliver any portion of the source code of any Product or component thereof to any third party other than the software listed on Schedule 3.13(b)(xiii); and

(xiv)        the Company has (A) not collected or used any personally identifiable information from any third parties, or (B) in connection with any collection or use of personally identifiable information described on Schedule 3.13(b)(xiv), complied with applicable statutes and regulations in all relevant jurisdictions and its publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Company or, to the knowledge of the Company, by third parties having authorized access to the Company’s databases or other records.

(c)           For purposes of this Agreement:

(i)            “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company and all Products.  “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(ii)           “Intellectual Property Assets” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);  (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

3.14.        Litigation; Proceedings.  Except as set forth in Schedule 3.14, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company’s knowledge, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the knowledge of the Company, there is no basis for any of the foregoing.  The Company is not subject to any arbitration, proceedings under collective bargaining Contracts or otherwise or, to the Company’s knowledge, any governmental investigations or inquiries; and, to the Company’s knowledge, there is no valid basis for any of the foregoing.  To the Company’s knowledge, the Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.  The Company is fully insured with respect to each of the matters set forth on Schedule 3.14.

3.15.        Brokerage.  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.16.        Permits.

(a)           Schedule 3.16(a) contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals, clearances, orders, consents, certificates of authorization, registrations, listings and other submissions to or authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights (collectively, the “Permits”) owned or possessed by the Company or used by the Company in the conduct of its business.  Except as indicated on Schedule 3.16(a), the Company owns or possesses all right, title and interest in and to all Permits which are necessary to conduct its business as presently conducted.  The Company is in compliance with the terms and conditions of such Permits.  No rescission, loss or expiration of any Permit is pending or, to the Company’s knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby, and to the Company’s knowledge, there is no basis for any such loss of any Permit.  The Company has received no written notices alleging the failure to hold any Permit.  Except as indicated on Schedule 3.16(a), all of the Permits are transferable to Buyer and/or its Affiliates and will be transferred by the Company to Buyer and/or its Affiliates on the Closing Date.

(b)           As to each Product subject to the FDCA or similar law, rule or regulation that is developed, manufactured, tested, distributed and/or marketed by the Company, such Product is being developed, manufactured, tested, distributed and/or marketed in compliance with its Permits and all applicable requirements under the FDCA and similar federal, state, local and foreign laws, rules and regulations, including those relating to registration and listing, good laboratory and good clinical practices (including Investigational Review Board and Human Subject Protection Requirements), investigational use, premarket notification and clearance or premarket approval to market a medical device, import and export, good manufacturing practices and FDA’s Quality System Regulation, labeling, promotion, and advertising, record keeping, documentation and filing of medical device reports, reports of corrections or removals, and any other applicable premarket or postmarket requirements.  The Company has received no notice or other communication from the FDA or any other governmental authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Product or (ii) otherwise alleging any violation applicable to any Product of any law, rule or regulation.

(c)           No Product has been, or is under consideration by management of the Company to be, recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) or the subject of a safety alert or other notification by the Company.  To the knowledge of the Company, no proceedings have been completed or are pending against the Company or any licensee of any Product which sought or are seeking, as applicable, the recall, withdrawal, suspension, seizure or discontinuance of any Product.

(d)           Neither the Company nor, to the Company’s knowledge, any officer, employee or agent of the Company has made an untrue statement of a material fact or false or fraudulent statement to the FDA or any other governmental authority, whether required or made voluntarily, or failed to disclose any material fact required to be disclosed to the FDA or any other governmental authority.  Nor has the Company nor any officer, employee or agent of the Company committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other governmental authority to invoke its Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any governmental authority.  Neither the Company nor any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct (i) for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law, rule or regulation or authorized by 21 U.S.C. § 335a(b) or any similar law, rule or regulation or (ii) for which such person or entity could be excluded from participating in the U.S. health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar law, rule or regulation.

(e)           To the Company’s knowledge, there are no acts, omissions, events, facts, circumstances or conditions that would reasonably be expected to form the basis for any inquiry, investigation, demand, complaint, suit, claim, requested or mandatory recall, warning letter or untitled letter, notice, subpoena, hearing, or other administrative, or judicial action or proceeding against or affecting the Company, its Products, or the Business relating to or arising under (i) the

FDCA, (ii) the Social Security Act or (iii) regulations of the Office of the Inspector General of the Department of Health and Human Services.

(f)            Any and all articles of Products that are transferred from the Company to Buyer under this Agreement are hereby guaranteed as of the Closing Date, to be, on such date, not adulterated or misbranded within the meaning of the FDCA.

3.17.        Employees.

(a)           Schedule 3.17(a) contains a complete and accurate list of all of the employees of the Company describing for each such employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.  Schedule 3.17(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.  Except as contemplated by this Agreement or as set forth on Schedule 3.17(a), to the knowledge of the Company, no employee or Contingent Worker has expressed any plans to terminate his or her employment or service arrangement with the Company.  To the extent that any Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

(b)           Except as set forth on Schedule 3.17(b), (i) there is no, and during the past three years there has not been, any labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company; (ii) the Company has no duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) to the Company’s knowledge, there are no organizational campaigns in progress with respect to any of the employees or Contingent Workers and no question concerning representation of such individuals exists; (iv) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company with respect to any of the Company’s operations or any employee or Contingent Worker; and (v) the Company has not engaged in any unfair labor practice.

(c)           Except as set forth on Schedule 3.17(c), (i) the Company is and has been in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (ii) the Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and within the last three years there have been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company is currently being audited or investigated or, to the knowledge of the Company, subject to imminent audit or investigation by any governmental authority; (v) none of the Company and any of its officers or senior managers, is or within the last three years has been, subject to any order, decree, injunction or judgment by any governmental authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (vii) all employees are employed at-will and no employee is subject to any contract with the Company.

(d)           The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the 90-day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.

(e)           No representative of the Company has made any representation, promise or guarantee, express or implied, to any employee or Contingent Worker regarding (i) whether Buyer intends to retain or offer to retain such individual, or (ii) the terms and conditions on which Buyer may retain or offer to retain such individual.

3.18.        Employee Benefit Plans.

(a)           Schedule 3.18(a) sets forth a list of every Employee Program that has been maintained by the Company or an ERISA Affiliate at any time during the six-year period ending on the Closing Date.

(b)           Each Employee Program which has ever been maintained by the Company or an ERISA Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed).  No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)).  Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.  No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c)           Each Employee Program ever maintained by the Company or an ERISA Affiliate has been maintained and operated in all material respects in accordance with the laws applicable with respect to such Employee Program and all agreements related to such Employee Program.  With respect to any such Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA, or Code Section 4975, or (ii) non-deductible contribution, which, in the case of any of (i) or (ii), would subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense.  No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Program.  All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.18(c)).

(d)           Neither the Company nor any ERISA Affiliate (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(e)           Each Employee Program that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operating since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and Proposed Regulations Sections 1.409A-1 through 1.409A-6, inclusive.  To the knowledge of the Company, there are no facts based upon which any employee or former employee of the Company could be assessed the additional tax described in Section 409A(a)(1)(B) of the Code with respect to any payment that has been, or should have been, received from the Company or any Affiliate thereof.

(f)            The Company has delivered or made available to Buyer true and complete copies of all Employee Programs, including all plan documents (including any related trust agreements), the most recent summary plan descriptions relating thereto and all other material employee communications embodying or relating to any such Employee Programs, the three most recent Forms 5500 (including all schedules and accountants’ opinions) and the three most recent audited financial statements) with respect to each Employee Program.

(g)           For purposes of this section:

(i)            “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), and plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors.  In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii)           An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

(iii)          An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

(iv)          “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.19.        Insurance.  Schedule 3.19 lists each insurance policy maintained by or on behalf of the Company with respect to its properties, assets and business, together with a claims history for the past three years.  All of such insurance policies are in full force and effect, and the Company has never been (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage.  The Company has no self-insurance or co-insurance programs.

3.20.        Customers and Suppliers.

(a)           To the knowledge of the Company, Schedule 3.20(a) lists each current customer of the Company, including those customers served by Buyer.  The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing goods or services from the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

(b)           Schedule 3.20(b) lists each vendor, supplier, service provider and other similar business relation of the Company from whom the Company purchased greater than

$25,000 in goods and/or services over the course of the calendar year ended December 31, 2006 and for the period from January 1, 2007 through December 3, 2007, the amounts owing to each such Person, and whether such amounts are past due.  The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

3.21.        Affiliate Transactions.  Except as disclosed on Schedule 3.21, no officer, director, employee, stockholder or other Affiliate of the Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which pertains to the Business, or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business.  Schedule 3.21 hereto describes all affiliated services provided to or on behalf of the Company by any stockholder or its Affiliates and to or on behalf of any stockholder and its Affiliates by the Company and all affiliate transactions or Contracts among the Company, on the one hand, and any stockholder or any of its Affiliates, on the other hand (including, in each case, the costs charged to or by the Company).

3.22.        Compliance with Laws.  Except as disclosed on Schedule 3.22, to the knowledge of the Company, each of the Company and its officers, directors, stockholders, agents, and employees has complied in all material respects with and is in compliance with applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof that are applicable to the Business, the Company’s business practices (including, but not limited to, the Company’s design, production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such law or regulation, and the Company has not received notice of any such violation.

3.23.        Environmental Matters.  To the knowledge of the Company, the Company has complied in all material respects with and is currently in compliance with all Environmental Requirements and has no Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Company has not received any notice, report or information regarding any Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company or any of its properties or facilities.  Without limiting the generality of the foregoing, the Company has obtained and complied in all material respects with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of the Business.  Neither this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Company or Buyer or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer”  laws and regulations).

3.24.        Powers of Attorney; Guarantees.  Except as set forth on Schedule 3.24, there are no outstanding powers of attorney executed on behalf of the Company.  The Company is not a guarantor or otherwise liable for any Indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business consistent with past practice.

3.25.        Product Warranties.  Except as disclosed in Schedule 3.25, there are no existing or, to the Company’s knowledge, threatened product or service liability, warranty or other similar claims, or, to the Company’s knowledge, any facts upon which a claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties.  The products sold by the Company are not subject to a recall notice or adverse directive of any applicable governmental or regulatory authority.  Except as set forth in Schedule 3.25, the Company has made no warranties to its customers.

3.26.        Accounts Receivable.  All accounts receivable of the Company are reflected properly on its books and records, are, to the knowledge of the Company, valid receivables subject to no setoffs or counterclaims.

3.27.        Import/Export Compliance.  To the knowledge of the Company, the Company has paid all duties, tariffs, customs, penalties, merchandise processing fees or other payments required to be paid with respect to the importation or exportation of any products or merchandise by the Company, and, to the knowledge of the Company, the Company has complied and is in compliance with (a) United States and foreign laws and regulations governing the importation or exportation of products or merchandise, and (b) the Foreign Corrupt Practices Act of 1977 and any other laws regarding the use of funds for political activity or commercial bribery.  The Company has not been nor is the subject of any civil or criminal litigation, audit, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, claim for additional customs duties or fees, denial orders, export penalty or penalty proceeding, suspension of export privileges, governmental sanctions, or any other action, proceeding, claim or, to the knowledge of the Company, investigation by any foreign, federal, state or local governmental agency involving or otherwise relating to any alleged or actual violation of any statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances or similar provisions having the force or effect of law concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, or making or receiving international payments, or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed with respect thereto.

3.28.        Accredited Investor.  The Company is an “accredited investor” within the meaning of Securities and Exchange Commission (the “SEC”)  Rule 501 of Regulation D promulgated under the Securities Act of 1933, as presently in effect.  The Company is experienced in evaluating and investing in securities of companies and has acknowledged that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Stock Consideration and that the Company has not been organized for the purpose of acquiring the Stock Consideration.  The Company understands that the Stock Consideration will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration only under the Securities Act of 1933, only in certain limited circumstances.

3.29.        Adequate Information.  The Company: (a) is a sophisticated purchaser with respect to the Buyer Common Stock; (b) has adequate information concerning the Buyer Common Stock; (c) has adequate information concerning the business and financial condition of Buyer; (d) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Buyer Common Stock, Buyer and this Agreement; and (e) has not relied upon Buyer for any investigation into, assessment of, or evaluation with respect to the Buyer Common Stock, Buyer and/or this Agreement.  The Company acknowledges that Buyer may have possession of confidential or material, non-public information concerning the Buyer Common Stock and/or Buyer (collectively, the “Excluded Information”), which, if publicly disclosed, could affect the trading price of the Buyer Common Stock, including information that may be indicative that the value of the Buyer Common Stock is substantially different than the consideration the Company is paying for the Buyer Common Stock in the transactions contemplated by this Agreement and all related agreements.  Notwithstanding any possession of Excluded Information by Buyer and the absence of disclosure thereof to the Company, the Company desires to acquire the Buyer Common Stock pursuant to the transactions contemplated by this Agreement and all related agreements for its own business purposes.

3.30.        Disclosure.  None of this Agreement, the other Transaction Documents and any of the Schedules, attachments or Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants to the Company that:

4.1.          Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.          Authorization, Validity and Effect of Agreement.  Buyer has all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.  The execution and performance by Buyer of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer.  No other corporate action on the part of Buyer is necessary to authorize the execution and performance by Buyer of the Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby.  Each of the Transaction Documents to which Buyer is a party, assuming due and valid authorization, execution and delivery hereof and thereof by the Company, constitutes a valid and legally binding obligation of Buyer, as the case may be, enforceable against each Party in accordance with its terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3.          Brokerage.  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.4.          Stock Consideration.  All of the shares of Buyer Common Stock included in the Stock Consideration will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable.  The Buyer Common Stock is listed on the NASDAQ Global Market, and the shares of Buyer Common Stock included in the Stock Consideration will be listed on the NASDAQ Global Market upon issuance at Closing.

ARTICLE V

CLOSING DELIVERABLES

5.1.          Conditions to Buyer’s Obligation.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)           Representations and Warranties.  The representations and warranties set forth in Article III hereof shall be true and correct on and as of the date of the Closing.

(b)           Covenants.  The Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing.

(c)           Officer’s Certificate.  The Company shall have delivered to Buyer a certificate of the Company’s Chief Executive Officer, dated as of the Closing Date, certifying to Buyer that the statements set forth in Sections 5.1(a) and 5.1(b) are true and correct as of the Closing Date.

(d)           Secretary’s Certificate.  The Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to, (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the articles of incorporation of the Company and bylaws of the Company, each as in effect on the date of this Agreement and on the Closing Date and (iii) a copy of the resolutions of the board of directors of the Company and the stockholders of the Company authorizing and approving the applicable matters contemplated hereby.

(e)           Good Standing Certificates.  The Company shall deliver to Buyer good standing certificates from all jurisdictions in which the Company is licensed or qualified to do business.

(f)            Consents.  The Company shall have obtained all consents or approvals of all Persons required in connection with the consummation of the transactions contemplated by this Agreement, including all of the consents and approvals by third parties with respect to the Purchased Contracts as designated on Schedule 3.6 attached hereto.

(g)           Employees.  Buyer shall be satisfied in its reasonable discretion with the number and functions of the Transferred Employees.

(h)           Transfer of Purchased Assets.  The Company shall have delivered good and sufficient instruments of transfer transferring to Buyer or its designated Affiliates all of its right, title and interest in and to the Purchased Assets, including, without limitation, the applicable Local Transfer Documents.

(i)            Intellectual Property Assignments.  The Company shall have executed and delivered a Trademark Assignment conveying any Marks included in the Purchased Assets, in the form attached hereto as Exhibit B.

(j)            No Litigation.  No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Business, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(k)           Governmental Authorizations.  All governmental and regulatory filings, authorizations and approvals and other Permits that are required for the transfer of the Purchased Assets to Buyer or its Affiliates and the consummation of the transactions contemplated hereby shall have been duly made and obtained.

(l)            Payoff Letters.  The Company shall have delivered to Buyer payoff letters from the Persons set forth on Schedule 5.1(l) and releases of any and all Liens on the Purchased Assets held by third parties shall have been obtained.

(m)          Releases.  Each of the Persons listed in Schedule 5.1(m) shall have delivered to Buyer a release in substantially the form attached hereto as Exhibit C.

(n)           Registration Rights Agreement.  The Company shall deliver to Buyer, the Registration Rights Agreement executed by each of the Persons listed on Schedule I thereto in substantially the form attached hereto as Exhibit D.

(o)           Manufacturers.  Buyer shall be satisfied in its reasonable discretion with the manufacturing processes and contract manufacturers utilized by the Company.

(p)           Corporate Name.  The Company and the Subsidiary shall have filed the requisite documents with the applicable government agencies to cause the change of the name of each of the Company and the Subsidiary to a name that does not include the words “EyeTel

Imaging” or “EyeTel” and shall have delivered to Buyer evidence satisfactory to Buyer of such name changes.

(q)           W-9.  The Company shall have delivered to Buyer an Internal Revenue Service Form W-9 completed by the Company.

5.2.          Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct on and as of the Closing Date.

(b)           Covenants.  Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

(c)           Officer’s Certificate.  Buyer shall have delivered to the Company a certificate of an officer of Buyer, dated as of the Closing Date, certifying to the Company that the statements set forth in Sections 5.2(a) and 5.2(b) are true and correct as of the Closing Date.

(d)           Secretary’s Certificate.  Buyer shall have delivered to the Company a certificate of the Secretary of Buyer, dated as of the Closing Date, certifying as to, (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (ii) the copies of the articles of incorporation of the Buyer and bylaws of the Buyer, each as in effect on the date of this Agreement and on the Closing Date and (iii) a copy of the resolutions of the board of directors of the Buyer authorizing and approving the applicable matters contemplated hereby.

(e)           Registration Rights Agreement.  Buyer shall have executed the Registration Rights Agreement and delivered it to the Stock Recipients.

(f)            No Litigation.  No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(g)           Governmental Authorizations.  All governmental and regulatory filings, authorizations and approvals and other Permits that are required for the assumption of the Assumed Liabilities by the Purchaser, the delivery of the Stock Consideration to the Stock Recipients and the consummation of the transactions contemplated hereby shall have been duly made and obtained.

5.3.          Right to Proceed.  Notwithstanding anything to the contrary set forth herein, if any of the conditions set forth in Section 5.1 have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if the conditions specified in Section 5.2 shall not have been satisfied, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of the rights of the Company hereunder.

ARTICLE VI

INDEMNIFICATION AND RELATED MATTERS

6.1.          Survival of Representations, Warranties, Covenants and Agreements.  Other than the agreements contained in Articles VI, VII and VIII of this Agreement (the “Surviving Articles”), the representations, warranties, covenants and agreements contained in this Agreement and the certificates delivered hereunder pursuant to Article V shall not survive the Closing, but shall terminate upon completion of the Closing.  No claim may be made by any Party hereto with respect to any provision hereof other than the Surviving Articles.

6.2.          Indemnification.

(a)           Company’s Indemnification.  Subject to each of the limitations set forth in this Article VI, the Company shall indemnify Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of the assertion against such Buyer Party of any Excluded Liability including, without limitation, any Excluded Liability asserted against Buyer as a result of the failure to comply with the terms of the “bulk sales,” “bulk transfer” or similar laws of any state or jurisdiction.   For the avoidance of doubt, Excluded Liabilities shall not include those amounts Buyer has expressly agreed to be responsible for as provided in Article VII hereof.

(b)           Buyer’s Indemnification.  Subject to each of the limitations set forth in this Article VI, Buyer shall indemnify the Company and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Company Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Company Parties in respect of any Losses which any such Company Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of the assertion against such Company Party of any Assumed Liability.

(c)           Procedure.  If a Party seeks indemnification under this Article VI, such Party (the “Indemnified Party”) shall give written notice to the other Party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VI, the Indemnified Party shall notify promptly the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim, and the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that, in the event that the Indemnifying Party elects to control such defense, such Indemnifying Party shall be deemed to have agreed to be fully responsible (with no reservation of rights) for all Losses relating to such claim.

Notwithstanding any provision contained herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) the claim over which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim to which the Indemnified Party reasonably believes an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects or (D) involves a claim that the Indemnifying Party failed or is failing to vigorously prosecute or defend or (ii) the Indemnifying Party is not able to demonstrate to the satisfaction of the Indemnified Party, in its sole discretion, that it has assets sufficient to satisfy all Losses relating to such claim and such fees and expenses of its counsel to defend such claim.

If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party.  Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense.  If the Indemnified Party determines in its reasonable discretion that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party.

In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense.  Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense.  The Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim.

(d)           Payments.  The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Indemnifying Party agrees in writing to pay such claim.

(e)           Tax Treatment of Indemnity Payments.  The Parties hereto agree to treat all payments made pursuant to this Article VI as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof, except to the extent that the laws of a particular jurisdiction provide otherwise.

(f)            Maximum Contribution.  If and to the extent any provision of this Article VI is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Article VI that is permissible under applicable legal requirements.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.          Tax Matters.

(a)           Certain Taxes and Fees.  Buyer shall be responsible for, as and when due, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred by reason of the transfer of the Purchased Assets and the Assumed Liabilities under this Agreement.  Buyer shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and if required by applicable law, any of the other Parties hereto will execute and join in the execution of any such filing.

(b)           Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with Tax issues applicable to this Agreement, including providing 2006 and 2007 tax information.

(c)           Disclosure.  Buyer, the Company and their respective representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that relate to such tax treatment and tax structure, all as contemplated by Treasury Regulations section 1.6011-4(b)(3)(iii).

(d)           Closing Conditions.  The Company shall have delivered to Buyer a certification (in such form as may be reasonably requested by counsel to Buyer) conforming to the requirements of Treasury Regulations section 1.1445-2(b)(2).

7.2.          Press Releases and Announcements.  No press releases related to this Agreement and the transactions contemplated hereby, or other announcements to the employees or customers of the Company, shall be issued without Buyer’s prior written consent.  No press release or other announcement related to this Agreement and the transactions contemplated hereby and naming any of the Stock Recipients shall be issued without the Company’s prior written consent.

7.3.          Further Assurances.  Without any additional consideration, the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer and its Affiliates of the Purchased Assets and any other transactions contemplated hereby.  Without any additional consideration, Buyer shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Company may reasonably request to effect, consummate, confirm or evidence the transfer to the Stock Recipients and the Company of the consideration specified in Section 2.3, the assumption by Buyer of the Assumed Liabilities, consummation of the other Closing Transactions and any other transactions contemplated hereby.  The Company will notify the FDA of the transfer of ownership of all FDA-regulated assets and FDA Permits for such assets subject to this Agreement within five Business Days of the Closing Date and provide Buyer copies of all such notifications.

7.4.          Specific Performance.  The Company acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Person, money damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, the Company agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages.  If any such action is brought by Buyer to enforce this Agreement, the Company hereby waives the defense that there is an adequate remedy at law.

7.5.          Expenses.  Except as otherwise provided herein, each of the Parties shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, broker or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, and the performance of the Company’s and Buyer’s obligations hereunder.

7.6.          Non-Competition, Non-Solicitation and Confidentiality.

(a)           Non-Competition.  During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), the Company shall not, and shall not authorize any of its respective Affiliates to, directly or indirectly, market, distribute, license, sublicense, offer for sale, sell or otherwise provide any products, supplies or services related to imaging and diagnostic services for preventable blindness associated with age-related macular degeneration, glaucoma and diabetic retinopathy, wherever located.

(b)           Non-Solicitation.  The Company agrees that, during the Non-Compete Period, without the prior written consent of Buyer, it shall not, and shall not permit any of its Affiliates to, directly or indirectly:

(i)            contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Transferred Employee or any other employee of Buyer and its Affiliates;

(ii)           solicit or attempt to induce any customer or other business relation of Buyer into any business relationship which might materially harm Buyer or any of its Affiliates, or to divert any such customer or business relation to any other entity or Person; or

(iii)          disparage Buyer or any of its Affiliates or any of their respective officers, directors, principals or employees.

(c)           Confidentiality.  The Company shall treat and hold as confidential any information concerning the business and affairs of the Company that is transferred hereby that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement.  Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 7.6(c) or other act or omission of the Company or (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information.  In the event that the Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process (each a “Legal Request”)) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Company is, on the advice of counsel, compelled to disclose any Confidential Information pursuant to a Legal Request or else stand liable for contempt, such Person may disclose the Confidential Information pursuant to a Legal Request; provided that such disclosing Person shall use its reasonable efforts to obtain, at the request and cost of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d)           Non-disclosure.  The Company shall keep confidential the subject matter described herein until the content and timing of a public announcement determined by the Buyer, and such public announcement shall be made only pursuant to Section 7.2 except if otherwise required by applicable law.

(e)           Remedy for Breach.  The Company acknowledges and agrees that in the event of a breach by it (or any of its Affiliates) of any of the provisions of this Section 7.6, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach and notwithstanding anything to the contrary contained herein, Buyer and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(f)            Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)           Acknowledgment.  The Company acknowledges and agrees that (i) the restrictions contained in this Section 7.6 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Purchased Assets (including, without limitation, the goodwill inherent therein), (ii) the Company is primarily responsible for the creation of such value and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.6.

7.7.          Transitional Assistance.  The Company shall not in any manner take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, manufacturers, service providers, employees, lessors, licensors and other business relations of the Company from maintaining the same business relationships with Buyer and its Affiliates after the date of this Agreement.  Without in any way limiting the generality of the foregoing, the Company shall not sue or otherwise pursue any claims against any business relation of the Company with respect to any Purchased Asset or Assumed Liability or with respect to any previous contractual relationship between the Company or any customer thereof (collectively, “Customers or Business Relations”); provided, however, that (a) the Company shall be entitled to defend itself against any claims brought by any such Customer or Business Relation or to assert counter-claims, offsets or any affirmative defenses against such Customer or Business Relation, (b) if any third party shall bring any claim against the Company that the Company reasonably believes is the responsibility or liability of a Customer or Business Relation, then the Company shall have the right to bring a claim in the nature of impleader against such Customer or Business Relation with respect to such claim and (c) the Company shall be entitled to pursue causes of action against any Customer or Business Relation or as otherwise necessary to protect or enforce their rights with regard to any Excluded Asset or Excluded Liability.

7.8.          Financial Information.  The Company shall furnish to Buyer any information or documents requested by Buyer, which is in the Company’s possession or to which the Company has access, constituting, or necessary or desirable for the completion or audit of, financial statements of the Company for periods prior to the Closing Date and shall reasonably cooperate with Buyer in connection therewith.

7.9.          Employee and Related Matters.

(a)           Transferred Employees.  As of January 1, 2008, Buyer (the “Employer”) intends to offer employment to the employees of the Company listed on Schedule 7.9(a) who are actively employed by the Company as of the Closing Date and through December 31, 2007.  Such employees of the Company who accept employment with the Employer shall be referred to herein as “Transferred Employees.”  The employees of the Company who are not offered employment with, or who do not accept employment with, the Employer shall be referred to herein as “Non-Transferred Employees.”  Nothing in this Agreement shall limit the Employer’s ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause, except as noted below.

(b)           In connection with the sale of substantially all of the assets of the Company to Buyer under this Agreement, the Company is ceasing to provide any group health plan to any employee.  Following the Closing, Buyer agrees to provide continuation coverage to “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4) to the extent required by and subject to the provisions of, Section 4980 of the Code and the regulation promulgated thereunder.  Prior to the Closing Date, the Company shall provide the Buyer with a true and correct list of all individuals who shall be, or reasonably be expected to be, deemed to be M&A qualified beneficiaries in connection with, or as a result of, the transactions contemplated by this agreement.

Non-Transferred Employees whose employment is being terminated in connection with the consummation of the transactions contemplated by the Agreement (and their spouses and dependents) are “M&A qualified beneficiaries” pursuant to Treasury Regulation Section 54.4980B-9, Q&A-4, and, accordingly, pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8, such persons are entitled to continuation of health care benefits (including medical and dental) under the Buyer’s group health plans as provided under Section 4980B of the Code and Buyer shall comply with such obligations and shall provide health care continuation coverage to such M&A qualified beneficiaries.

(c)           Transitional Payments and Services.  The Company agrees not to terminate the employment of any of its employees as of the Closing Date prior to December 31, 2007 unless directed by Buyer in its sole discretion, in which case such employee’s employment shall be terminated as so directed.  Buyer agrees to pay the Company’s costs of retaining such employees from the Closing Date to December 28, 2007, up to a maximum of $113,000.  The Company agrees to provide documentation evidencing, to Buyer’s reasonable satisfaction, all of the costs of retaining such employees actually incurred by the Company during such period.  During this period, the Company agrees not to make any changes to any of the employees’ compensation, benefits or other employment arrangements.  From the Closing Date until December 28, 2007, the Company will direct its employees to provide all services reasonably requested by Buyer in connection with the ongoing operation of the Business and the transition of the Business and the Purchased Assets and Assumed Liabilities to Buyer.  Buyer will permit the Company to continue occupying the Leased Properties, consistent with past practices, until December 31, 2007 without any further payments due from the Company; provided that nothing in the foregoing shall be deemed to limit the rights of Buyer to occupy the Leased Premises in any manner.

(d)           Mutual Cooperation.  Subject to applicable law (including any privacy laws), the Company shall provide promptly to the Employer, at the Employer’s request, any information or copies of personnel records (including, without limitation, addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Company (and predecessors of the Company) prior to the Closing Date.  The Company and the Employer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 7.9.

7.10.        Payments With Respect to Purchased Assets.  The Company shall promptly remit to Buyer all monies received by the Company or any of its Affiliates (other than the payments made by Buyer hereunder) following the Closing Date in payment for any Purchased Assets acquired by Buyer pursuant to this Agreement.  Payments remitted to Buyer or any of its Affiliates pursuant to this Section 7.10 shall be in the form received by the Company or any of its Affiliates.

7.11.        Access to Records; Cooperation.  Buyer shall reasonably cooperate, as and to the extent reasonably requested by the Company, in connection with any litigation or other proceeding with respect to Excluded Assets or Excluded Liabilities.  Such cooperation shall include the retention and (upon the Company’s request) the provision of records and information which are reasonably relevant to any such litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

7.12.        Waiver.  The Company irrevocably waives any and all actions, causes, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire against Buyer and/or its respective officers, directors,  employees, agents and representatives in any way, directly or indirectly, arising out of, relating to, resulting from or in connection with this Agreement or any of the transactions contemplated hereby other than claims under the Surviving Articles of this Agreement.  Buyer irrevocably waives any and all actions, causes, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire against the Company and/or its respective officers, directors, employees, agents and representatives in any way, directly or indirectly, arising out of, relating to, resulting from or in connection with this Agreement or any of the transactions contemplated hereby other than claims under the Surviving Articles of this Agreement.  The Company and Buyer intend to effect, to the maximum extent permitted by law, a complete and knowing waiver of its rights as set forth herein.

7.13.        Bulk Sales Laws.  The Parties each hereby waive compliance by the Parties with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or jurisdiction.

7.14.        Insurance Policies.  The Company hereby agrees to terminate and cancel the insurance policies listed on Schedule 2.1(a)(xix) upon the Closing.

ARTICLE VIII

MISCELLANEOUS

8.1.          Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer, the Company or (b) by a waiver in accordance with Section 8.2.

8.2.          Waiver.  Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered by such Party pursuant hereto or (c) waive compliance with any agreement of another Party or condition to another Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a wavier of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights under this Section 8.2 shall not constitute a waiver of any of such rights.  No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.3.          Notices.  All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile (with hard copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

If to the Company:	with a copy to:

EyeTel Imaging, Inc.	Ropes & Gray LLP
9130 Guilford Road	One International Place
Columbia, MD 21046	Boston, MA 02110
Facsimile: (301) 483-6168	Facsimile: 617-951-7050
Attention: John Garbarino	Attention: Joel F. Freedman

If to Buyer:	with a copy to:

NeuroMetrix, Inc.	Goodwin Procter LLP
62 Fourth Avenue	53 State Street
Waltham, MA 02451	Boston, MA 02109
Facsimile: (781) 890-1556	Facsimile: (617) 523-1231
Attention: Shai N. Gozani	Attention: H. David Henken, Esq.
Daniel P. Adams, Esq.

8.4.          Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of the Company and Buyer.  Notwithstanding anything to the contrary in this Section 8.4, without the consent of any Party, each of Buyer and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, (a) their right to purchase the Purchased Assets and assume the Assumed Liabilities to one or more of their Affiliates (provided that no such assignment shall release Buyer from its obligations hereunder); and (b) their rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, such permitted transferee or any of their divisions or any material portion of their assets or the Purchased Assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

8.5.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

8.6.          Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.  Nothing in the Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

8.7.          Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.8.          Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

8.9.          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.10.        Governing Law.  All question concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in the Commonwealth of Massachusetts.

8.11.        Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

8.12.        Consent to Jurisdiction.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.13.        Delivery by Facsimile.  This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

EYETEL IMAGING, INC.

By:	/s/ John C. Garbarino
Name:	John C. Garbarino
Title:	President and Chief Executive Officer

EYETEL READING CENTER, LLC

By:	/s/ John C. Garbarino
Name:	John C. Garbarino
Title:	President and Chief Executive Officer

NEUROMETRIX, INC.

By:	/s/ Shai N. Gozani
Name:	Shai N. Gozani, M.D., Ph.D.
Title:	Chief Executive Officer and President

The following Exhibits and Schedules to the Asset Purchase Agreement have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBITS

Exhibit A

    Form of Local Transfer Documents

[Signature Page to Asset Purchase Agreement]

Exhibit B

    Form of Trademark Assignment

Exhibit C

    Form of Release

Exhibit D

    Form of Registration Rights Agreement

SCHEDULES

Schedules 2.1(a)(v) – 7.9(a)

    EyeTel Imaging, Inc. and EyeTel Reading Center, LLC Disclosure Schedules

NeuroMetrix, Inc. will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that NeuroMetrix, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.